AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 26, 2012.

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROOKFIELD ASSET MANAGEMENT INC.

(Exact name of registrant as specified in its charter)

ONTARIO	NOT APPLICABLE
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

BROOKFIELD PLACE, 181 BAY STREET

SUITE 300, P.O. BOX 762

TORONTO, ONTARIO M5J 2T3

(416) 363-9491

(Address of principal executive offices)

BROOKFIELD ASSET MANAGEMENT INC. 2012 MANAGEMENT SHARE OPTION PLAN

(Full title of the plan)

TORYS LLP

1114 AVENUE OF THE AMERICAS, 23RD FLOOR

NEW YORK, NY 10036

ATTENTION: ANDREW J. BECK

(212) 880-6000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Limited Voting Shares	15,000,000 shares	$34.98	$524,700,000	$60,131

(1)	Plus such indeterminate number of Class A Limited Voting Shares of Brookfield Asset Management Inc. as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act based upon the average of the reported high and low sales price of the Class A Limited Voting Shares of Brookfield Asset Management Inc. on September 20, 2012 on the New York Stock Exchange (a date within five business days of the filing of this Registration Statement).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information And Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to the Note to Part I of Form S-8 and Rule 424 under the Securities Act of 1933. The information required in the Section 10(a) prospectus is included in documents being maintained and delivered by Brookfield Asset Management Inc. (“Brookfield” or the “Company”) as required by Part I of Form S-8 and by Rule 428 under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents which have been filed by us with the Commission are incorporated in the Registration Statement by reference:

(a)	Our Annual Report on Form 40-F for the fiscal year ended December 31, 2011, which contains our audited consolidated financial statements for such fiscal year.

(b)	All other reports filed by our company under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2011 and prior to the date of this Registration Statement.

(c)	The description of our Class A Limited Voting Shares contained in our Registration Statement on Form 40-F, as filed with the Commission on December 4, 2000, including any amendment or report filed for the purpose of amending such description.

In addition, all reports and documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document, provided that reports on Form 6-K shall be so deemed incorporated by reference only if and to the extent indicated in such reports.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under the Business Corporations Act (Ontario), Brookfield may indemnify a present or former director or officer or a person who acts or acted at Brookfield’s request as a director or officer of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved by reason of being or having been a director or officer of Brookfield or such other entity and provided that the director or officer acted honestly and in good faith with a view to the best interests of Brookfield or the other entity, as the case may be, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of Brookfield or such other entity to procure a judgment in its favor only with court approval. A director or officer is entitled to indemnification from Brookfield as a matter of right if he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done and fulfilled the conditions set forth above.

In accordance with the Business Corporations Act (Ontario), the board of directors of Brookfield approved a resolution (the “Resolution”) dated August 1, 1997 providing for the following:

(i) the Company shall indemnify a director or officer of the Company, a former director or officer of the Company or a person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Company or such body corporate (except in respect of an action by or on behalf of the Company or such body corporate to procure a judgment in its favor), if,

(a) he or she acted honestly and in good faith with a view to the best interests of the Company, and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful;

(ii) the Company shall, with the prior approval of the court having jurisdiction, indemnify a person referred to in (i) above in respect of an action by or on behalf of the Company or such body corporate to procure a judgment in its favor, to which he or she is made a party by reason of being or having been a director or an officer of the Company or such body corporate, against all costs, charges and expenses reasonably incurred by him or her in connection with such action if he or she fulfils the conditions set out in paragraphs (i)(a) and (b) above; and

(iii) notwithstanding anything in (i) and (ii) above, a person referred to in (i) above shall be indemnified by the Company in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Company or body corporate, if the person seeking indemnity,

(a) was substantially successful on the merits in his or her defense of the action or proceeding, and

(b) fulfils the conditions set out in paragraphs (i)(a) and (b) above.

Nothing in the by-laws or resolutions of Brookfield limits the right of any person entitled to claim indemnity apart from the indemnity provided pursuant to the Resolution.

A policy of directors’ and officers’ liability insurance is maintained by Brookfield which insures, subject to certain exclusions, directors and officers for losses as a result of claims against the directors and officers of Brookfield in their capacity as directors and officers and also reimburses Brookfield for payments made pursuant to the indemnity provided by Brookfield pursuant to the Resolution or as required or permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Brookfield pursuant to the foregoing provisions, Brookfield has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index to this Registration Statement.

Item 9.	Undertakings.

The undersigned registrant, Brookfield, hereby undertakes, except as otherwise specifically provided in the rules of the Commission promulgated under the Securities Act of 1933:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Brookfield pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant, Brookfield, hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Brookfield’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Brookfield pursuant to the foregoing provisions, or otherwise, Brookfield has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Brookfield of expenses incurred or paid by a director, officer or controlling person of Brookfield in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Brookfield will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Brookfield certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on the 26th day of September, 2012.

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Brian D. Lawson
Name: Brian D. Lawson
Title: Senior Managing Partner and Chief
Financial Officer

Each person whose signature appears below constitutes and appoints each of J. Bruce Flatt and Brian D. Lawson his/her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the following capacities and on September 26, 2012.

SIGNATURE	TITLE

/s/ J. Bruce Flatt J. Bruce Flatt	Senior Managing Partner, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Brian D. Lawson Brian D. Lawson	Senior Managing Partner and Chief Financial Officer (Principal Financial and Accounting Officer)

SIGNATURE	TITLE

J. Trevor Eyton	Director

Jack L. Cockwell	Director

/s/ David W. Kerr David W. Kerr	Director

Robert J. Harding	Director

Philip B. Lind	Director

/s/ James K. Gray James K. Gray	Director

/s/ Frank J. McKenna Frank J. McKenna	Chairman of the Board of Directors

/s/ George S. Taylor George S. Taylor	Director

SIGNATURE	TITLE

James A. Pattison	Director

/s/ Dr. Jack M. Mintz Dr. Jack M. Mintz	Director

/s/ Maureen Kempston Darkes Maureen Kempston Darkes	Director

Lance Liebman	Director

/s/ Youssef A. Nasr Youssef A. Nasr	Director

/s/ Marcel R. Coutu Marcel R. Coutu	Director

/s/ Diana L. Taylor Diana L. Taylor	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Brookfield Asset Management Inc. in the United States, on September 26, 2012.

Torys LLP

By:	/s/ Andrew J. Beck
Name: Andrew J. Beck Title: Partner

EXHIBIT INDEX

Exhibit	Description of Exhibit

4.1	Articles of Amalgamation, incorporated by reference to Exhibit 99.1 to Brookfield’s Form 6-K dated March 30, 2005

4.2	Articles of Amendment to Articles of Amalgamation, incorporated by reference to Exhibit 99.1 to Brookfield’s Form 6-K dated May 2, 2005

4.3	Articles of Amendment to Articles of Amalgamation dated November 10, 2005, incorporated by reference to Exhibit 99.1 to Brookfield’s Form 6-K filed with the Commission on November 16, 2005

4.4	Articles of Amendment, incorporated by reference to Exhibit 1 to Brookfield’s Form 6-K filed with the Commission on May 3, 2006

4.5	Brookfield’s 2012 Management Share Option Plan

5.1	Opinion of Torys LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Torys LLP (contained in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)